CONSENT OF INDEPENDENT ACCOUNTANTS







     We consent to the incorporation by reference in the registration statements of Raytech Corporation and subsidiaries on Form S-8 (File No. 33-42420) of our report, which includes explanatory paragraphs related to the Company's ability to continue as a going concern and adoption of new accounting standards, dated March 9, 1995, on our audits of the consolidated financial statements and financial statement schedules of Raytech Corporation and subsidiaries as of January 1, 1995 and January 2, 1994 and for each of the three fiscal years in the period ended January 1, 1995, which report is included in this Annual Report on Form 10-K.




                                COOPERS & LYBRAND L.L.P.


Stamford, Connecticut
March 15, 1996